Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-1/A (File 333-296525) of Zapata Quantum, Inc. of our report dated March 31, 2026, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Zapata Quantum, Inc. as of and for the years ended December 31, 2025 and 2024, which appear in Zapata Quantum, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 9, 2026